Exhibit 5
June 22, 2006

MGCC Investment Strategies, Inc.
No. 56 Lingxi Street
Taihe District
Jinzhou City, Liaoning
People’s Republic of China, 121013

RE: Registration Statement on Form S-1 (the “Registration Statement”) of MGCC Investment Strategies, Inc. (the “Corporation”)

Gentlemen:

We have acted as special securities counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholders named therein of 3,654,449 shares of the Corporation’s common stock (the “Shares”).

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling shareholders acquired the Shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the selling shareholders named in the Registration Statement are validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution, the reported judicial decisions interpreting the General Corporation Law of the State of Nevada and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ THELEN REID & PRIEST LLP

THELEN REID & PRIEST LLP